CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2010, on the consolidated financial statements of Xfone, Inc., which report appears in the annual report on Form 10-K of Xfone, Inc. for the year ended December 31, 2009, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, MN
July 26, 2010